UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Abacus Global Management, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-1210472
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2101 Park Center Drive Suite 200 Orlando, Florida	32835
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock	New York Stock Exchange
9.875% Fixed Rate Senior Notes due 2028	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement filed number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE
Abacus Global Management, Inc. (the “Company”) is filing this Amendment No. 2 to Form 8-A (“Amended 8-A No. 2”) to amend the Company’s Form 8-A/A filed on December 29, 2025 to revise the description of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and 9.875% Fixed Rate Senior Notes due 2028 (the “2028 Notes”) as set forth below and make certain other changes as provided below .
This Amended 8-A No. 2 is being filed in connection with the transfer of the listings from The Nasdaq Stock Market LLC (“Nasdaq”) to the New York Stock Exchange (the “NYSE”) of: (i) the Common Stock and (ii) the 2028 Notes. The Common Stock and the 2028 Notes will trade on the NYSE under the symbols “ABX” and “ABXL”, respectively. The Company expects the listing and trading of the Common Stock and the 2028 Notes on Nasdaq to cease at the close of trading on or about December 29, 2025, and the listing and the trading of the Common Stock and the 2028 Notes on NYSE to begin at market open on or about December 30, 2025.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Common Stock

The description of the Common Stock under the caption “Description of Common Stock (“ABL”)” included in Exhibit 4.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 001-39403) filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2025 (the “Annual Report”) is incorporated herein by reference, except that any references to the trading symbol of our common stock being “ABL” shall be replaced with “ABX.”

Certain shares of the Company’s Common Stock are also subject to an Equity Registration Rights Agreement providing certain registration rights in connection with certain shares of Common Stock issued as consideration in the Company’s December 2, 2024 purchase (the “Carlisle Acquisition”) of all of the outstanding shares of Carlisle Management Company S.C.A., a corporate partnership limited by shares established under the laws of Luxembourg (“CMC”) and Carlisle Investment Group S.A.R.L., a private limited liability company incorporated under the laws of Luxembourg pursuant to the terms of that certain Share Purchase Agreement, by and among the Company, CMC, CIG, the sellers party thereto (the “Sellers”). The Equity Registration Rights Agreement is included herein as Exhibit 10.1 and is incorporated herein by reference.

2028 Notes

The 2028 Notes are governed by a senior debt securities indenture, dated as of November 10, 2023 (the “Base Indenture”), as supplemented by a first supplemental indenture, dated as of November 10, 2023 (the “First Supplemental Indenture,”), as supplemented by the Second Supplemental Indenture, dated as of December 2, 2024 (the “Second Supplemental Indenture”) as supplemented by the Third Supplemental Indenture, dated as of July 18, 2025 (the “Third Supplemental Indenture”, and together with the Base Indenture, the First Supplemental Indenture, and the Second Supplemental Indenture, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee. The Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, and the Third Supplemental Indenture are included herein as Exhibits 4.2, 4.3, 4.5 and 4.6, respectively, and incorporated herein by reference. All tranches of the 2028 Notes are fully fungible with and will be treated as a single series of debt securities.

Certain of the 2028 Notes are subject to a Notes Registration Rights Agreement entered into between certain Sellers and the Company in connection with the Carlisle Acquisition, providing certain registration rights in connection with such Notes issued as consideration in the Carlisle Acquisition. The Notes Registration Rights Agreement is included herein as Exhibit 10.2, and is incorporated herein by reference.

The description of the 2028 Notes under the Caption “9.875% Fixed Rate Senior Notes due 2028 (“ABLLL”)”, included in Exhibit 4.11 to the Company’s Annual Report is incorporated herein by reference, except that (i) the introductory language immediately under the Caption “9.875% Fixed Rate Senior Notes due 2028 (“ABLLL”)” shall be revised as follows: “In November 2023, the Company issued 1,426,000 of its 9.875% Fixed Rate Senior Notes due 2028 (the “Notes”) for a total raise of $35,650,000, and in February 2024, issued an additional 1,000,000 Notes for a total raise of $25,000,000. On December 2, 2024, the Company issued 2,909,083 Notes with an aggregate principal amount of $72,727,075 as partial consideration for the Carlisle Acquisition. An additional 80,096 Notes were issued on August 18, 2025 with an aggregate principal amount of $2,002,400 as a purchase price adjustment in connection with the Carlisle Acquisition.”, and (ii) the 8th paragraph under the Caption “A summary of the terms and conditions of the Notes follows:” is hereby deleted and the following language inserted in its place:

“Record Date

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be the Business Day preceding the applicable Interest Payment Date.”, and (iii) references to the trading symbol of the 2028 Notes being “ABLLL” in Exhibit 4.11 shall be replaced with references to “ABXL”.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Second Amended and Restated Certificate of Incorporation of Abacus Life, Inc. (incorporated by reference to Exhibit 3.1 from the Company’s 8-K filed July 6, 2023)
3.2
Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Abacus Life, Inc., dated February 27, 2025 (incorporated by reference to Exhibit 3.1 from the Company’s Form 8-K filed March, 5, 2025)

3.3
Amended and Restated Bylaws of Abacus Global Management, Inc., dated February 27, 2025 (incorporated by reference to Exhibit 3.3 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed May 8, 2025)

4.1	Specimen Common Share Certificate (incorporated by reference to Exhibit 4.1 from the Company's Form 8-A/A filed December 29, 2025)
4.2
Base Indenture, dated as of November 10, 2023, between the Company and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.1 from the Company’s Form 8-K filed November 13, 2023)

4.3
First Supplemental Indenture, dated as of November 10, 2023, between the Company and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.2 from the Company’s Form 8-K filed November 13, 2023)

4.4	Form of 9.875% Fixed Rate Senior Notes due 2028 (incorporated by reference to Exhibit A of Exhibit 4.2 from the Company’s Form 8-K filed November 13, 2023)
4.5
Second Supplemental Indenture, dated as of December 2, 2024, between the Company and U.S. Bank Trust Company, National Association, as Trustee, including the form of the notes (incorporated by reference to Exhibit 4.3 from the Company’s Form 8-K filed December 2, 2024)

4.6
Third Supplemental Indenture, dated as of July 18, 2025, between the Company and U.S. Bank Trust Company, National Association, as Trustee (incorporated by reference to Exhibit 4.7 of the Company’s Form S-3 filed November 25, 2025)

Exhibit No.	Description
10.1
Equity Registration Rights Agreement, dated as of December 2, 2024, by and among the Company and the Holders of the common stock of the Company named therein (incorporated by reference to Exhibit 10.3 from the Company’s Form 8-K filed December 2, 2024)

10.2
Notes Registration Rights Agreement, dated as of December 2, 2024, by and among the Company and the Holders of the New Notes named therein (incorporated by reference to Exhibit 10.2 from the Company’s Form 8-K filed December 2, 2024)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ABACUS GLOBAL MANAGEMENT, INC.

Date: December 29, 2025	By:	/s/ William McCauley
	Name:	William McCauley
	Title:	Chief Financial Officer